StoneCastle Financial Corp. - 12/31/16 Form N-SAR

Exhibit 77 Q(2)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and Section 30(h) of the 1940 Act require the Company's Officers and Trustees, the Company's investment adviser, affiliated persons of the Company, and persons who beneficially own more than ten percent of the Company's shares to file certain reports of ownership ("Section 16 Filings") with the SEC. To the Fund's knowledge, all required Section 16 Filings were timely and correctly made by reporting persons during the Company's most recently completed fiscal year.